EXHIBIT 7.1



                                                   CONFORMED COPY













                           TRANSACTION AGREEMENT

                                  BETWEEN

                           ROCHE HOLDINGS, INC.

                                    AND

                              GENENTECH, INC.

                           Dated April 30, 1995



                             TABLE OF CONTENTS


                                 ARTICLE I

         DEFINITIONS....................................................  1

                                ARTICLE II

                  THE AMENDMENT; EFFECTIVE TIME; CLOSING

         2.1   The Amendment............................................  3
         2.2   Effective Time...........................................  3
         2.3   Closing..................................................  3

                                ARTICLE III

                          TERMS OF THE AMENDMENT

         3.1   Certificate of Incorporation.............................  4

                                ARTICLE IV

                     EFFECT ON SHARES OF THE AMENDMENT

         4.1   Treatment of Shares Pursuant to the
               Amendment................................................  4
         4.2   Validity of Certificates Following the
               Amendment................................................  5

                                 ARTICLE V

                    ADDITIONAL COVENANTS AND AGREEMENTS

         5.1   Stockholder Meeting; Proxy Material......................  5
         5.2   Reasonable Efforts.......................................  6
         5.3   Continuing Compliance with Governance
               Agreement................................................  6
         5.4   Compliance with Securities Laws..........................  6
         5.5   Option Plans.............................................  7
         5.6   Additional Agreements....................................  7
         5.7   Voting...................................................  7
         5.8   Certain Proceedings......................................  7
         5.9   Merger Agreement.........................................  7

                                ARTICLE VI

                                CONDITIONS

         6.1   Conditions to Each Party's Obligations...................  7
         6.2   Condition to Obligations of Roche........................  8
         6.3   Conditions to Obligations of the Company.................  8

                                ARTICLE VII

                                TERMINATION

         7.1   Termination..............................................  9
         7.2   Effect of Termination and Abandonment....................  9

                               ARTICLE VIII

                         MISCELLANEOUS AND GENERAL

         8.1   Expenses................................................. 10
         8.2   Notices, Etc............................................. 10
         8.3   Amendments, Waivers, Etc................................. 11
         8.4   No Assignment............................................ 11
         8.5   Entire Agreement......................................... 11
         8.6   No Third Party Beneficiaries............................. 11
         8.7   Jurisdiction............................................. 11
         8.8   Governing Law............................................ 12
         8.9   Name, Captions, Etc...................................... 12
         8.10  Counterparts............................................. 12



                           TRANSACTION AGREEMENT


               TRANSACTION AGREEMENT (this "Agreement"), dated April 30, 1995, between Roche Holdings, Inc., a Delaware corporation ("Roche"), and Genentech, Inc., a Delaware corporation (the "Company").


                                 RECITALS

               WHEREAS, the Boards of Directors of Roche and the Company each have determined that it is in the best interests of their respective stockholders for Article THIRD of the Company's Certificate of Incorporation to be amended and restated upon the terms and subject to the conditions of this Agreement;

               NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Roche and the Company hereby agree as follows:


                                 ARTICLE I

                                DEFINITIONS

               As used in this Agreement, the following terms shall have the respective meanings set forth below:

               "Affiliate":  As defined in Rule 12b-2 under the Exchange Act.

               "Amendment":  As defined in Section 2.1

               "Authorization": Any consent, approval or authorization of, expiration or termination of any waiting period requirement by, or filing, registration, qualification, declaration or designation with, any Governmental Body.

               "Certificate of Amendment": The certificate of amendment with respect to the amendment and restatement of Article THIRD of the Company's Certificate of Incorporation, containing the provisions required by, and executed in accordance with, Section 242 of the DGCL.

               "Certificates":  As defined in Section 4.2(a).

               "Closing Date":  The date on which the Effective Time occurs.

               "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

               "Common Shares": The Common Stock, par value $.02 per share, of the Company, which shall remain unchanged by the Amendment.

               "DGCL":  The General Corporation Law of the State of Delaware.

               "Effective Time":  As defined in Section 2.2.

               "Exchange Act": The Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

               "Governance Agreement": The Governance Agreement dated as of September 7, 1990 between Roche and the Company.

               "Governmental Body": Any Federal, state, municipal, political subdivision or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

               "Marketing Agreement": The Agreement between F. Hoffmann -- La Roche Ltd. and the Company, to be dated as of the Closing Date, in substantially the form attached hereto as Exhibit D.

               "Merger Agreement": the Merger Agreement among the Company, Roche and a newly incorporated Delaware corporation which is a wholly owned subsidiary of Roche ("Merger Sub"), to be entered into immediately prior to termination of this Agreement pursuant to Section 7.1(b) hereof, the form of which, together with all exhibits thereto, is attached hereto as Exhibit E.

               "New Governance Agreement": The Amended and Restated Governance Agreement between Roche and the Company, to be dated as of the Closing Date, in substantially the form attached hereto as Exhibit A.

               "New Guaranty": The Guaranty of Roche Holding Ltd, a Swiss corporation, to be dated as of the Closing Date, in substantially the form attached hereto as Exhibit B.

               "NYSE":  The New York Stock Exchange, Inc.

               "Option":  As defined in Section 4.1(b).

               "Option Plans":  As defined in Section 4.1(b).

               "Person": Any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

               "Redeemable Common Shares": The shares of Redeemable Common Stock, par value $.02 per share, of the Company issued and outstanding prior to the Effective Time.

               "SEC":  The Securities and Exchange Commission.

               "Securities Act": The Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

               "Special Common Shares": The shares of Special Common Stock, par value $.02 per share, of the Company issued and outstanding after the Effective Time.

               "Stockholder Meeting":  As defined in Section 5.1.


                                ARTICLE II

                  THE AMENDMENT; EFFECTIVE TIME; CLOSING

               2.1 The Amendment. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Article THIRD of the Company's Certificate of Incorporation shall be amended and restated (the "Amendment") substantially in the form attached hereto as Exhibit C, and the Redeemable Common Stock shall thereafter be renamed "Special Common Stock" as provided in such Article THIRD, as amended.

               2.2 Effective Time. The Amendment shall become effective on the date and at the time (the "Effective Time") that the Certificate of Amendment shall have been accepted for filing by the Secretary of State of the State of Delaware (or such later date and time as may be specified in the Certificate of Amendment), which shall be the Closing Date or as soon as practicable thereafter.

               2.3 Closing. The consummation of the transactions contemplated by this Agreement shall take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, New York, New York, at 10:00 a.m. on the second business day following the date on which the last of the conditions set forth in Article VI hereof is fulfilled or (subject to applicable law) waived or (ii) at such other place and/or time and/or on such other date as Roche and the Company may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article VI.


                                ARTICLE III

                          TERMS OF THE AMENDMENT

               3.1 Certificate of Incorporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Company after the Effective Time, until duly amended in accordance with the terms thereof, of the New Governance Agreement and of the DGCL, except that at the Effective Time Article THIRD of such Certificate of Incorporation shall be amended as provided in this Agreement and the DCGL substantially in the form attached hereto as Exhibit C.


                                ARTICLE IV

                     EFFECT ON SHARES OF THE AMENDMENT

               4.1 Treatment of Shares Pursuant to the Amendment. Subject to the provisions of this Article IV, at the Effective Time, by virtue of the Amendment and without any action on the part of the holders thereof, the Redeemable Common Shares and options issued by the Company in respect of any such shares shall be treated as follows:

               (a) Each Redeemable Common Share issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be amended as provided in the Amendment, and shall be known as a "Special Common Share" immediately following the Effective Time.

               (b) Each outstanding option to purchase Redeemable Common Shares (each, an "Option"), issued pursuant to the Company's stock option plans (collectively, the "Option Plans") (whether or not vested or exercisable) shall, without any action by the holder thereof, constitute an option to acquire, on the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, that number of Special Common Shares equal to the number of Redeemable Common Shares subject to such Option immediately prior to the Effective Time, at the price or prices per share in effect pursuant to the terms of such Option immediately prior to the Effective Time.

               4.2 Validity of Certificates Following the Amendment. (a) Each certificate which, immediately prior to the Effective Time, represented outstanding Common Shares or Redeemable Common Shares (the "Certificates") shall, following the Effective Time, continue, for all purposes to evidence ownership of, and to represent, an equal number of Common Shares or Special Common Shares (formerly known as Redeemable Common Shares), as the case may be.

               (b) The registered owner on the books and records of the Company or its transfer agents of any outstanding Certificate shall, until such Certificate shall have been surrendered for transfer or otherwise accounted for to the Company or its transfer agents, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the Special Common Shares evidenced by such outstanding Certificate as provided above.

               (c) In addition to the provisions of paragraphs (a) and (b) of this Section 4.2, as soon as practicable following the Effective Time, the Company shall cause to be delivered to holders of record of Redeemable Common Shares as of the Effective Time a transmittal letter or other appropriate documentation such that such holders may exchange Certificates formerly denominated "Redeemable Common Shares" for certificates representing Special Common Shares held of record by such holder. The Company shall be under no obligation to issue certificates representing Special Common Shares until it shall have received Certificates representing an equivalent number of Redeemable Common Shares surrendered to the Company in accordance with such transmittal letter or other appropriate documentation.


                                 ARTICLE V

                    ADDITIONAL COVENANTS AND AGREEMENTS

               5.1 Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the Amendment. The directors of the Company shall, subject to their fiduciary duties, recommend approval and adoption of the Amendment by the Company's stockholders. In connection with such meeting, the Company (i) will promptly prepare and file with the SEC, will use all reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable a proxy statement, registration statement and all other documents which may be required to be filed or mailed in connection with such meeting and the consummation of the transactions contemplated hereby, (ii) will, subject to the fiduciary duties of its board of directors, use all reasonable efforts to obtain the necessary approvals by its stockholders of the Amendment and (iii) will otherwise comply with all legal requirements applicable to such meeting.

               5.2 Reasonable Efforts. The Company and Roche shall and shall use all reasonable efforts to cause their respective Subsidiaries to:
(i) promptly make all filings and seek to obtain all Authorizations required under all applicable laws with respect to the Amendment and will cooperate with each other with respect thereto; (ii) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article VI and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); and
(iii) not take any action which might reasonably be expected to impair the ability of the parties to consummate the transactions contemplated hereby at the earliest possible time (regardless of whether such action would otherwise be permitted or not prohibited hereunder); provided that the foregoing shall not require Roche to furnish, other than for itself and its United States Affiliates, financial statements prepared in accordance with United States generally accepted accounting principles or any reconciliation of financial statements with United States generally accepted accounting principles.

               5.3 Continuing Compliance with Governance Agreement. Roche and the Company agree that they shall continue to abide by the provisions of the Governance Agreement.

               5.4 Compliance with Securities Laws. The parties hereto agree to take, and to cause their respective Affiliates to take, all actions necessary to comply with the Securities Act and the Exchange Act and the rules and regulations promulgated under such statutes in connection with the Amendment and the transactions contemplated by this Agreement, provided that the foregoing shall not require Roche to furnish, other than for itself and its United States Affiliates, financial statements prepared in accordance with United States generally accepted accounting principles or any reconciliation of financial statements with United States generally accepted accounting principles.

               5.5 Option Plans. The Company shall take all action necessary to ensure that, as provided in Section 4.1(b) hereof, Options outstanding immediately prior to the Effective Time shall represent, at and after the Effective Time, Options to acquire Special Common Shares on the same terms as in effect immediately prior to the effective time pursuant to such Options (and the related Option Plans) with respect to such shares. The Company shall take all corporate action necessary to reserve for issuance a sufficient number of Special Common Shares for delivery upon exercise of the Options.

               5.6 Additional Agreements. The Company and Roche agree to execute each of the New Governance Agreement and the Marketing Agreement in the forms attached hereto as Exhibits A and D, respectively, immediately prior to the Effective Time.

               5.7 Voting. Roche agrees to vote (i) all Redeemable Common Shares owned by it as required pursuant to Section 3.06(b) of the Governance Agreement and (ii) all Common Shares owned by it in favor of the Amendment.

               5.8 Certain Proceedings. In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing Date, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

               5.9 Merger Agreement. Immediately prior to the termination of this Agreement pursuant to Section 7.1(b) of this Agreement, the Company and Roche shall execute, and Roche shall cause Merger Sub to execute, the Merger Agreement attached hereto as Exhibit E.


                                ARTICLE VI

                                CONDITIONS

               6.1 Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefitted thereby, to the extent permitted by applicable law:

               (a) Stockholder Approval. The amendments to Article THIRD Company's Certificate of Incorporation shall have been duly approved or ratified by the requisite vote of holders of Common Shares and Redeemable Common Shares in accordance with applicable law, the Certificate of Incorporation (including Article ELEVENTH thereof) and By-Laws of the Company and the Governance Agreement.

               (b) Additional Agreements. The New Governance Agreement and the Marketing Agreement shall have been executed in substantially the forms attached hereto as Exhibits A and D, respectively, and shall be in full force and effect.

               (c) Amendment of Certificate of Incorporation. Article THIRD of the Certificate of Incorporation shall have been amended in substantially the form attached hereto as Exhibit C.

               (d) No Injunction. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Amendment.

               (e) Listing of Special Common Shares on NYSE. The Special Common Shares outstanding after the Effective Time (including upon exercise of Options as referred to in Section 4.1(b)) shall continue to be listed on the NYSE.

               (f) Third Party Consents. All required authorizations, consents or approvals of any third party, the failure to obtain which would have a material adverse effect on the Company and its subsidiaries taken as a whole, shall have been obtained.

               6.2 Condition to Obligations of Roche. The obligations of Roche to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of the condition, which may be waived in whole or part by Roche, to the extent permitted by applicable law, that the Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the Effective Time.

               6.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of the following conditions, which may be waived in whole or in part by the Company to the extent permitted by applicable law:

               (a) Performance. Roche shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the Effective Time.

               (b) New Guaranty. The New Guaranty shall have been executed in substantially the form attached as Exhibit B hereto and shall be in full force and effect.


                                ARTICLE VII

                                TERMINATION

               7.1 Termination. (a) This Agreement may be terminated and the Amendment may be abandoned at any time:

               (i) Prior to the Effective Time, before or after the approval by holders of Common Shares or Redeemable Common Shares, by the mutual written consent of Roche and the Company; or

             (ii) By either the Company or Roche, upon written notice to the other parties hereto, if the stockholder approval contemplated by
         Section 6.1(a) hereof is not obtained by the Company at a Stockholder Meeting held prior to June 30, 1995.

               (b) This Agreement shall terminate if (i) as of the close of business on June 5, 1995, (x) the proxy statement referred to in Section 5.1 hereof has not been mailed to the Company's stockholders or (y) the date for the Stockholder Meeting has not been set for a date prior to June 30, 1995 or
(ii) any of the conditions to the parties obligations set forth in Article VI hereof shall not have been satisfied or waived prior to the close of business on June 30, 1995; provided that no termination of this Agreement pursuant to this Section 7.1(b) shall become effective until the Merger Agreement attached hereto as Exhibit E shall have been executed by the Company, Roche and Merger Sub pursuant to the covenant set forth in Section 5.9 hereof.

               7.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Amendment pursuant to this Article VII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement.


                               ARTICLE VIII

                         MISCELLANEOUS AND GENERAL

               8.1 Expenses. Each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby.

               8.2 Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

               If to the Company:

                     Genentech, Inc.
                     490 Point San Bruno Boulevard
                     South San Francisco, California  94080
                     Attn.:  John P. McLaughlin
                     Telecopy:  415-952-9881

                     Richard D. Katcher, Esq.
                     Wachtell, Lipton, Rosen & Katz
                     51 West 52nd Street
                     New York, New York  10019
                     Telecopy:  212- 403-2000

               If to Roche:

                     Roche Holdings, Inc.
                     c/o Roche Holding Ltd
                     Grenzacherstrasse 124
                     CH-4002 Basel
                     Switzerland
                     Telecopy:  011-41-61-688-1396
                     Attn.:  Dr. Felix Amrein

                     with a copy to:

                     Peter R. Douglas, Esq.
                     Davis Polk & Wardwell
                     450 Lexington Avenue
                     New York, New York 10017
                     Telecopy:  212-450-4800

or to such other address as such party shall have designated by notice so given to each other party.

               8.3 Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by the party against whom enforcement is sought.

               8.4 No Assignment. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party.

               8.5 Entire Agreement. Except as otherwise provided herein, this Agreement and the exhibits hereto embody the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement and the exhibits hereto and any writings expressly required hereby or thereby.

               8.6 No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person or entity who or which is not a party hereto.

               8.7 Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding brought by either party hereto and arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 8.7 and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of New York other than for such purpose. Roche and the Company hereby waive any right to a trial by jury in connection with any such action, suit or proceeding.

               8.8 Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws.

               8.9 Name, Captions, Etc. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, (a) the terms "hereof," "herein" and similar terms refer to this Agreement as a whole and (b) references herein to Articles or Sections refer to articles or sections of this Agreement.

               8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.



               IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.

                                       GENENTECH, INC.



                                       By:  /s/ G. Kirk Raab
                                          ------------------------
                                          Name:  G. Kirk Raab
                                          Title:  President and Chief
                                                    Executive Officer



                                       ROCHE HOLDINGS, INC.



                                       By: /s/ Henri B. Meier
                                          ------------------------
                                          Name:  Dr. Henri B. Meier
                                          Title:  Vice President and
                                                    Treasurer